                                                                  EXHIBIT 10.40


                     SETTLEMENT AND REPURCHASE AGREEMENT



         This Settlement and Repurchase Agreement ("Agreement") is entered into this 15th day of February, 2000 by and among Microcell Management, Inc., a Delaware corporation (the "Company"), LCC International, Inc., a Delaware corporation ("LCC"), Albert F. Grimes ("A. Grimes"), Donald G. McClure, Jr. ("McClure"), R. Michael Gill ("Gill"), Roy R. Markert, III ("Markert"), Joseph
D. Croft, III ("Croft"), Pamela H. O'Neill ("O'Neill") and Gary L. Grimes ("G. Grimes", and A. Grimes, McClure, Gill, Markert, Croft, O'Neill and G. Grimes shall be collectively referred to herein as the "Minority Shareholders").

         WHEREAS, LCC and the Minority Shareholders are shareholders of the Company and parties to that certain Shareholders' Agreement dated December 31, 1996 (the "Shareholders' Agreement");

         WHEREAS, the Company has received a proposal to sell in the Pinnacle Transaction (as defined below) approximately one hundred ninety-seven (197) telecommunication towers which are owned or, with respect to twenty-six (26) of such towers, are to be constructed by the Company;

         WHEREAS, LCC and the Minority Shareholders believe that the Pinnacle Transaction is in the best interest of the Company and its shareholders and agree that it is not necessary to obtain an opinion from an investment banker or similar independent expert as to the fairness of the Pinnacle Transaction to the shareholders of the Company; and

         WHEREAS, LCC and the Minority Shareholders agree to vote their respective shares of stock in favor of the Pinnacle Transaction and, in connection therewith, to dismiss the Shareholder Lawsuit (as defined below) and the Company Lawsuit (as defined below), to terminate the Shareholders' Agreement and to have all of Minority Shareholders' respective shares of the Company's Class B Common Stock, $.01 per share (the "Class B Stock") repurchased by the Company.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Pinnacle Transaction. The "Pinnacle Transaction" shall mean a sale of approximately one hundred ninety-seven (197) telecommunication towers which are owned or, with respect to twenty-six (26) of such towers, are to be constructed by the Company to Pinnacle Towers, Inc., a Delaware corporation ("Pinnacle"), for an aggregate purchase price of Eighty Million Dollars ($80,000,000.00) or an amount which is not materially in excess thereof (which purchase price could be reduced as a result of a reduction in the number of towers sold to Pinnacle or as a result of other adjustments that may be made pursuant to the purchase agreement), and the provision of services, including audit and maintenance services, by the Company (or LCC or an affiliate of LCC) for Pinnacle pursuant to a tower services agreement which shall be upon such terms and conditions as may be agreed upon by the Company and Pinnacle (the "Services Agreement"). The principal terms of the Pinnacle Transaction as currently contemplated are summarized on Exhibit A attached hereto. The parties acknowledge that the terms of the Pinnacle Transaction are subject to change as negotiations between the Company and Pinnacle proceed, that there can be no assurances that the Company and Pinnacle will enter into definitive agreements with respect to the Pinnacle Transaction and that, even if the Company and Pinnacle enter into such definitive agreements, the Pinnacle Transaction may not be consummated; provided, however, that the foregoing acknowledgement shall not diminish nor expand the Company's (and LCC's ) duties and obligations under applicable law with respect to the Pinnacle Transaction. The Company shall provide regular updates on the status of the Pinnacle Transaction, including drafts of the asset purchase agreement and the Services Agreement to A. Grimes, as reasonably requested by A. Grimes.

         2.       Voting.

                  (a) LCC and the Minority Shareholders hereby agree to appear, or cause the holder of record of all of the shares of the capital stock of the Company, including the Class B Stock, and any other voting interests of the Company on any applicable record date (the "Record Holder") to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of shareholders of the Company and at any adjournment thereof at which matters relating to the Pinnacle Transaction are considered.

                  (b) Each of LCC and the Minority Shareholders further agree to vote, or cause the Record Holder to vote, in person or by proxy, all of the shares of the capital stock of the Company, including the Class B Stock, and any other voting interests of the Company directly or indirectly owned or hereafter acquired beneficially or of record by LCC or the Minority Shareholders, respectively, in favor of the Pinnacle Transaction (including any amendments or modifications of the terms thereof approved by the Board of Directors of the Company other than a material increase in the purchase price for the telecommunication towers or an overall net increase in pricing under the Services Agreement, from the prices reflected in Schedule 1 to Exhibit A, that would result in payment of first year gross revenues to the Company in excess of Twenty Million Dollars ($20,000,000.00) assuming no change in the number of sites, from the site numbers reflected in Schedule 1 to Exhibit A, as to which such services will be rendered) in connection with any meeting of, or solicitation of consents from, the shareholders of the

Company at which or in connection with which the Pinnacle Transaction are submitted for the consideration and vote of the shareholders of the Company.

                  Each Minority Shareholder revokes any and all previous proxies with respect to shares of Class B Stock owned beneficially or of record by such Minority Shareholder and agrees not to grant any proxy (except as provided hereunder) with respect to shares of Class B Stock and any other voting interests in the Company owned or hereafter acquired beneficially or of record by such Minority Shareholder.

         3.       Proxy; Further Assurances.

                  (a) Contemporaneously with the execution of this Agreement, each Minority Shareholder has delivered to LCC a proxy in the form attached to this Agreement as Exhibit B (the "Proxy").

                  (b) Each Minority Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in LCC the power to carry out and give effect to the provisions of this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or transaction if such action would materially impair or materially interfere with the ability of any party to effectuate, carry out and comply with all of the terms of this Agreement.

         4. Repurchase of Class B Common Stock. At the Closing (as defined in Section 7 below), each of the Minority Shareholders shall sell, and the Company shall purchase, all of his or her shares of the Class B Stock in exchange for his or her Pro Rata Share (as defined below) of the Aggregate Purchase Price (as defined below). For purposes of this Agreement, (a) "Pro Rata Share" of a Minority Shareholder shall equal such Minority Shareholder's percentage interest in Class B Stock, as set forth on Schedule 1 attached hereto, (b) "Aggregate Purchase Price" shall mean Four Million Two Hundred Twenty-Three Thousand Seven Hundred Thirty-Six Dollars ($4,223,736.00) and (c) "Business Day" shall mean any day other than a (i) Saturday or Sunday, or (ii) day on which banking institutions in McLean, Virginia, Baltimore, Maryland, or Washington, D.C. are required or authorized to close. Notwithstanding the foregoing, the Minority Shareholders shall retain their right to transfer shares of Class B Stock among the Minority Shareholders pursuant to Paragraph 8.2(a) of the Shareholders Agreement up to and including three (3) Business Days prior to the Closing, as defined herein, provided that in connection with any such transfer the Minority Shareholders execute such documents as may be reasonably requested by the Company to evidence such stock transfer and the corresponding changes required to Schedule 1 hereto and to comply with applicable securities laws.

         5. Assistance in Pinnacle Transaction. Each of the Minority Shareholders agrees to cooperate fully with the Company and provide assistance from time to time as reasonably requested by officers of the Company with respect to all matters relating to the Pinnacle Transaction, including, without limitation, assistance in securing consents of third parties; provided, that, the Company agrees to reimburse the Minority Shareholders for reasonable out-of-pocket expenses incurred by the Minority Shareholders in connection with such cooperation and assistance. In consideration for such cooperation and assistance, and subject to and expressly conditioned on the closing of the Pinnacle Transaction and the repurchase of the Class B Stock, the Minority Shareholders shall be paid at the Closing (as defined below) a transaction bonus in the amount of One Million Nine Hundred Fifty Thousand Dollars ($1,950,000.00) (the "Transaction Bonus"), each of the Minority Shareholders to receive their respective share of the Transaction Bonus set forth on Schedule 2 attached hereto.

         6. Waiver and Release. In the event that the Company elects to consummate the Pinnacle Transaction, at the Closing,

                  (a) each of the Minority Shareholders shall execute and deliver to the Company a Waiver and Release, in the form attached hereto as Exhibit C; and

                  (b) the Company and LCC shall execute and deliver to the Minority Shareholders a Waiver and Release, in the form attached hereto as Exhibit D.

In addition, upon the Closing hereunder (i) each Minority Shareholder agrees to dismiss with prejudice his or her claims in the case captioned Albert Grimes, et al. v. LCC International, Inc., et al., Civil Action No. 16957-NC (Delaware Court of Chancery) (the "Shareholder Lawsuit") by causing to be filed in such court on the date of the Closing a Stipulation and Order in the form attached hereto as Exhibit E and a Stipulation and Order in the form attached hereto as Exhibit F and (ii) LCC agrees to dismiss with prejudice its claims in the case captioned Microcell Management, Inc. v. Grimes, Civil Action No. CAL99-05407 (Cir. Ct. P.G. County) (the "Company Lawsuit") by causing to be filed in such court on the date of the Closing a Stipulation of Dismissal with Prejudice in the form attached hereto as Exhibit G. The Minority Shareholder on the one hand and LCC and the Company on the other hand, agree to bear their own costs and expenses, including attorneys' fees, relating to the dismissal of the Shareholder Lawsuit and the Company Lawsuit.

         7. Closing; Payments; Closing Deliveries; Closing Conditions. The closing (the "Closing") of the purchase of the Class B Stock and the transactions contemplated hereby shall occur at 10:00 a.m. on the first Business Day after the date on which the closing of the Pinnacle Transaction occurs (or if more than one closing is contemplated under the Pinnacle Transaction, the initial closing thereunder) and shall take place at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C.

                  (a) At the Closing, the Company agrees to make a payment by wire transfer or otherwise in immediately available funds to Steptoe & Johnson LLP in the amount of Seven Million One Hundred Seventy-Three Thousand Seven Hundred Thirty-Six Dollars ($7,173,736.00) (less any applicable withholdings as contemplated in Section 8 hereof) (the "Company Payment") as payment for: (i) each of the Minority Shareholders respective Pro Rata Share of the Aggregate Purchase Price; (ii) each of the Minority Shareholders respective share of the Transaction Bonus as reflected on Schedule 2; and
(iii) in payment of legal fees and disbursements, in the amount of One Million Dollars ($1,000,000.00), on behalf of the Minority Shareholders.

                  (b) At the Closing, each of the Minority Shareholders shall deliver to the Company (i) the certificates representing their respective shares of Class B Stock together with stock transfer powers duly endorsed in favor of the Company and (ii) a Waiver and Release in the form attached hereto as Exhibit C, and A. Grimes shall deliver his written resignation as a director of the Company.

                  (c) At the Closing, the Company and LCC shall execute and deliver to the Minority Shareholders a Waiver and Release in the form attached hereto as Exhibit D.

                  (d) The obligations of the Company and LCC to make the Company Payment and to consummate the transactions contemplated hereby at the Closing shall be subject to and expressly conditioned on (i) the closing of the Pinnacle Transaction having occurred (or if more than one closing of the Pinnacle Transaction is contemplated, the initial closing thereunder); (ii) the receipt of the deliveries referred to in Section 7(b) above from all of the Minority Shareholders; (iii) the compliance by all of the Minority Shareholders of all of their respective obligations under this Agreement; and
(iv) that each of the representations and warranties made by each of the Minority Shareholders shall be true and correct when made and shall be true and correct on and as of the date of the Closing as if made on and as of such date.

                  (e) The obligations of the Minority Shareholders to make the deliveries referred to in Section 7(b) above shall be subject to (i) the making of the

Company Payment pursuant to Section 7(a); (ii) the receipt of the deliveries referred to in Section 7(c) from the Company and LCC; (iii) the compliance by the Company of all of its obligations under this Agreement; and (iv) that each of the representations and warranties (except for the representations and warranties set forth in Section 11(b) hereof) made by the Company shall be true and correct on and as of the Closing as if made on and as of such date.

         8. Taxes. Each of the parties agrees to the allocation of the Company Payment to the Aggregate Purchase Price and to the Transaction Bonus as provided in this Agreement for all purposes including federal and state income tax purposes, and further agrees to act in accordance with such allocation in any relevant tax returns filed. The Minority Shareholders acknowledge that with respect to the Transaction Bonus, all of the Minority Shareholders, other than G. Grimes and O'Neill, shall receive a Form 1099 from the Company with respect to their respective share of such Transaction Bonus as reflected on Schedule 2. G. Grimes and O'Neill acknowledge that the amount paid for each of them for their respective share of the Transaction Bonus shall only be such amount as is payable after withholding by the Company of applicable withholdings for federal income taxes, applicable state taxes, FICA, Medicare and similar federal or state withholdings.

         9. Shareholders' Agreement. LCC, the Company and each of the Minority Shareholders hereby agree that effective upon repurchase of the Class B Stock at the Closing, the Shareholders' Agreement shall terminate and be of no further force and effect including (but not limited to) all those provisions of the Shareholders' Agreement which would have survived under Paragraph 10.3 of the Shareholders' Agreement, which shall also be terminated and of no further force and effect following repurchase of the Class B Stock at the Closing.

         10. Representations and Warranties. Each Minority Shareholder represents and warrants to the Company and LCC that:

                  (a) he or she is, and on the date of the Closing will be, the sole legal and beneficial owner of the number of shares of Class B Stock set forth opposite his or her name on Schedule 1 attached hereto (the "Shares");

                  (b) he or she has, and on the date of Closing will have, good and valid title to the Shares free and clear of any lien, claim, charge, security interest or other encumbrance of any kind ("Encumbrance"), with full right and lawful authority to sell and transfer the Shares to the Company pursuant to this Agreement;

                  (c) except for the Shares, he or she owns no other shares of capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company or options, rights, or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company;

                  (d) this Agreement constitutes a valid and binding obligation of such Minority Shareholder, enforceable in accordance with its terms, and each instrument or document to be executed by such Minority Shareholder pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid and binding obligation of such Minority Shareholder, enforceable in accordance with its terms;

                  (e) upon payment of such Minority Shareholder's Pro Rata Share of the Aggregate Purchase Price to Steptoe & Johnson LLP pursuant to Section 7(a) of this Agreement, the Company will acquire good and valid title to the Shares, free and clear of all Encumbrances;

                  (f) he or she has read this Agreement in its entirety and has had a full and fair opportunity to consider and understand its terms and to ask questions concerning the Company, this Agreement and the Pinnacle Transaction; and

                  (g) he or she has been advised to seek counsel of his or her choice to advise him or her concerning this Agreement and has done so.

         11. Representations, Warranties and Covenants of LCC and the Company. Each of LCC and the Company agrees and represents and warrants to each Minority Shareholder that:

                  (a) this Agreement constitutes a valid and binding obligation of LCC and the Company, enforceable against each in accordance with its terms, and each instrument or document to be executed by LCC or the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid and binding obligation of such party, enforceable against it in accordance with its terms;

                  (b) except as set forth on Schedule 3, as of the date hereof (i) the Company is not party to any letter of intent, memorandum of understanding or definitive agreement pursuant to which the

                           Company shall acquire and/or build to suit telecommunication towers from or for any third party and (ii) the Company is not actively engaged in the negotiation of a letter of intent, memorandum of understanding or definitive agreement with respect to the acquisition and/or building to suit of telecommunication towers from or for a third party, drafts of which have been exchanged between the Company and such third party or prepared by the Company within the last twelve (12) months; and

                  (c) LCC and the Company will provide to the Minority Shareholders promptly after execution thereof (but in no event later than five (5) Business Days after execution thereof) copies of all documents executed by LCC or the Company in connection with the Pinnacle Transaction.

         12. Termination. Notwithstanding any other provision contained herein, this Agreement may, by written notice given prior to or at the Closing, be terminated by the Company, LCC or the Minority Shareholders (acting unanimously) if the closing of the Pinnacle Transaction (or if more than one closing is contemplated under the Pinnacle Transaction, the initial closing thereunder) shall not have been consummated by May 31, 2000.

         13. Survival of Certain Rights of the Minority Shareholders. Nothing in this Agreement or any Waiver and Release shall terminate, amend, release or modify any rights of any Minority Shareholder as a current or former director or officer of the Company to indemnification by the Company pursuant to the certificate of incorporation and/or bylaws of the Company and/or Delaware law except for indemnification rights, if any, with respect to the Shareholder Lawsuit, the Company Lawsuit and the other claims being released pursuant to the Waiver and Release of the Minority Shareholders. The Company and LCC covenant and agree to maintain in effect for a period of six
(6) years following the Closing directors' and officers' liability insurance pursuant to (and subject to the exclusions of) the existing LCC consolidated policy (or any replacement policy covering those current directors or officers of the Company who are employees of LCC) covering those Minority Shareholders (including former officers of the Company) who are currently covered by the existing LCC consolidated policy.

         14. Nondisclosure. Except as such disclosure may be required by court order or applicable law, no party to this Agreement shall announce or disclose publicly the terms or provisions of this Agreement without the prior written approval of the other parties hereto; provided, that this Section 14 shall not prohibit any party from disclosing such terms or provisions (i) to his or her or its attorneys, accountants, lenders, bankers, financial advisors or any other advisor or consultant, (ii) in the case of the Company, to any purchaser or prospective purchaser of substantially all of the assets of the Company, or
(iii) in the case of LCC, as is required under federal or state securities laws or the rules of any stock exchange or inter-dealer quotation system; provided, further, in the case of the foregoing clauses (i) and (ii), that any of the persons mentioned therein to whom such information is disclosed are under an obligation to keep such information confidential unless otherwise required by court order or applicable law.

         15. Minority Shareholders' Acknowledgement. Each of the Minority Shareholders hereby acknowledges and agrees that, except for claims arising out of the breach of the representations and warranties of LCC and the Company in Sections 11(a) and 11(b), upon repurchase of the Class B Stock at the Closing, each Minority Shareholder is forever releasing, relinquishing and assigning to the Company any and all of his or her rights, claims or entitlements that such Minority Shareholder has or may have in his or her capacity as a Stockholder of the Company, or pursuant to any agreement, commitment or understanding with the Company, LCC or any of their respective affiliates, to any business transaction or business opportunity that has been, is currently or may in the future be, pursued by the Company, LCC or any of their respective affiliates, except as may otherwise be agreed in writing in the future between one or more Minority Shareholders on the one hand and LCC and/or the Company on the other hand. This acknowledgement does not in any way constitute a covenant not to compete nor does it in any way diminish any fiduciary or other legal obligations that any Minority Shareholder may have in his or her capacity as a current or former officer, director or employee of the Company.

         16.      Miscellaneous.

                  (a) Benefit and Assignment. This Agreement may not be assigned by any Minority Shareholder, in whole or in part, without the prior written consent of LCC and the Company.

                  (b) Entire Agreement. This Agreement, including all exhibits and schedules hereto constitute the entire agreement among the Minority Shareholders, LCC and the Company relating to the subject matter hereof, and this Agreement may not be modified or amended except in a writing signed by the parties hereto.

                  (c) Specific Performance. Each Minority Shareholder, LCC and the Company acknowledge and agree that there would be no adequate remedy at law for the Minority Shareholders, LCC or the Company if the Minority Shareholders, LCC or the Company fail to perform any obligations hereunder, and accordingly agree that the Minority Shareholders, LCC and the Company, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Minority Shareholders, LCC or the Company under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction. The Minority Shareholders, LCC and the Company hereby waive any objection to the imposition of such relief or to the posting of a bond in connection therewith.

                  (d) Interpretation. The parties hereto hereby acknowledge that:

                           (i)      the Company and each Minority Shareholder
were each represented by counsel and had an opportunity to participate equally in the drafting and negotiations of this Agreement;

                           (ii)     such negotiations were extensive and have
been conducted on an arm's length basis;

                           (iii)    each Minority Shareholder is sophisticated
and has substantial experience in business, financial and legal matters; and

                           (iv)     there are no circumstances surrounding the
drafting or negotiations of this Agreement and no other reason that would or should require a court construing this Agreement to construe it more strictly or stringently against one party than against the other parties.

                  (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of law.

                  (f) Section Headings. Section headings and any numeration use herein are for convenience of reference only, and shall not define, amplify or limit any of the substantive provisions of this Agreement.

                  (g) Survival of Representations and Warranties. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the parties set forth in this Agreement shall survive the Closing.

                  (h) Attorneys' Fees and Costs. In the event it is necessary for either party to take any legal action to enforce any of the terms, provisions or conditions of this Agreement, the prevailing party (as finally determined by the court) will be entitled to recover from the other party all reasonable attorneys' fees and all reasonable costs and expenses relating to such legal action.

                  (i) Other Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement.

                  (j) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                  (i)      If to the Company:

                           Microcell Management, Inc.
                           7925 Jones Branch Drive
                           McLean, Virginia 22102
                           Telecopier No.:  703/873-2900
                           Attention:  President

                           with a copy to:

                           Attention:  Secretary

                   (ii)    If to LCC:

                           LCC International, Inc.
                           7925 Jones Branch Drive
                           McLean, Virginia 22102
                           Telecopier No.:  703/873-2900
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Attention:  General Counsel

                  (iii)    If to any of the Minority Shareholders:

                           Albert F. Grimes
                           1202 Scotts Knoll Court
                           Lutherville, Maryland 21093
                           Telecopier No.:  410/308-2668

                           with a copy to:

                           Steptoe & Johnson LLP
                           1330 Connecticut Avenue, N.W.
                           Washington, D.C. 20036-1795
                           Telecopier No.:  202/429-3902
                           Attention:  Steven K. Davidson, Esq.

                  (k) Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

                  (l) Facsimile Execution. To facilitate execution, this Agreement may be executed through the use of facsimile transmission, and a counterpart of this Agreement that contains the facsimile signature of a party shall constitute an executed counterpart of this Agreement.


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                                    - 12 -

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.


                         MICROCELL MANAGEMENT, INC.


                         By:
                             ----------------------------------------
                         Name:
                               --------------------------------------
                         Title:
                                -------------------------------------


                         LCC INTERNATIONAL, INC.


                         By:
                             ----------------------------------------
                         Name:
                               --------------------------------------
                         Title:
                                -------------------------------------



                         --------------------------------------------
                         Albert F. Grimes



                         --------------------------------------------
                         Donald G. McClure, Jr.



                         --------------------------------------------
                         R. Michael Gill



                         --------------------------------------------
                         Roy R. Markert, III



                         --------------------------------------------
                         Joseph D. Croft, III

                         --------------------------------------------
                         Pamela H. O'Neill



                         --------------------------------------------
                         Gary L. Grimes